Exhibit 99.1

UNITED DEVELOPMENT FUNDING III, L.P

November 18, 2014

Dear Limited Partner:

As you may be aware by now, CMG Partners, LLC (“CMG”) initiated an unsolicited mini-tender offer (the “Mini-Tender Offer”) to buy up to 100,000, or approximately .005% of the outstanding units of limited partnership interest (the “Units”) of United Development Funding III, L.P., a Delaware limited partnership (the “Fund”), for a price of $15.00 per Unit less any distributions paid by the Fund on or after October 25, 2014. Our general partner first became aware of the offer by CMG on November 13, 2014. You should be aware that the Fund is not in any way affiliated with CMG, and we believe this offer is not in the best interests of our limited partners. As a limited partner of the Fund, CMG is entitled to a list of limited partners and has used that list to contact you directly.

Our general partner has carefully evaluated the terms of CMG’s offer and recommends that you reject CMG’s offer and not tender your Units. We acknowledge that each limited partner must evaluate whether to tender his, her or its Units to CMG pursuant to the Mini-Tender Offer and that an individual limited partner may determine to tender based on, among other things, his, her or its individual liquidity needs.

Mini-tender offers are third-party offers to purchase less than 5% of an entity’s outstanding securities, thereby avoiding many of the filing, disclosure and procedural requirements established by the U.S. Securities and Exchange Commission (the “SEC”) to protect investors from certain abuses that may occur in a tender offer. The SEC has warned that mini-tender offers “have been increasingly used to catch investors off guard.”[1] In this instance, CMG’s Mini-Tender Offer is significantly below the Fund’s most recent estimated valuation of $20.00 per Unit,[2] which is also the price at which these Units were initially offered and that most limited partners initially paid to acquire their Units. As CMG states in its letter, CMG “believe[s] the company’s Units are or will ultimately be worth more than [CMG’s] offer price, and [CMG is] purchasing them for an anticipated future profit.”

In addition, we note that CMG’s Mini-Tender Offer is open only until December 15, 2014, or sooner if fully subscribed or terminated. Furthermore, Units will be purchased on a “first-come, first-buy” basis and decisions by limited partners to tender their Units may not be withdrawn after 10 days, all of which may cause limited partners to make hasty decisions without taking adequate time to consider all of the facts relating to the Mini-Tender Offer. Limited partners are urged to consult with their own financial advisor or broker, and to exercise caution with respect to mini-tender offers. Additional information regarding the SEC’s regulatory concerns about mini-tender offers is available at the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm.

[1]	U.S. Securities and Exchange Commission, “Mini-Tender Offers: Tips for Investors,” http://www.sec.gov/investor/pubs/minitend.htm
[2]	For further information regarding the Fund’s per Unit estimated valuation as of September 6, 2013, please read the Fund’s Form 8-K filed on September 6, 2013 at http://www.sec.gov/Archives/edgar/data/1335732/000114420413049648/0001144204-13-049648-index.htm

Moreover, some of the reasons why we strongly believe the Mini-Tender Offer is not in the best interests of the Fund’s limited partners are as follows:

•	Our general partner believes that the offer price is less than the current and potential long-term value of the Units;
•	The Fund believes that the Mini-Tender Offer represents an opportunistic attempt to purchase at a low price and make a profit and, as a result, deprive the limited partners who tender Units in the Mini-Tender Offer of the potential opportunity to realize the full long-term value of their investment in the Fund;
•	As CMG states in its letter, they are “not qualified real estate appraisers,” the offer price in the Mini-Tender Offer represents a discount to the Fund’s estimated valuation of $20.00 per Unit as of September 6, 2013, and the offer price is significantly lower than even the most recent secondary market resale prices; therefore, the Fund’s general partner believes that the value of the Units is significantly in excess of the offer price;
•	Limited Partners who tender their Units would no longer receive distributions paid by the Fund on or after October 25, 2014; distributions are currently paid to limited partners monthly at a 9.75% annualized return on a pro rata basis based on the Fund’s most recent estimated valuation of $20.00 per Unit; and
•	As noted in CMG’s letter, we have recently formed a special committee comprised of independent advisors to evaluate potential strategic alternatives for the Fund. Although there is no set timetable and there can be no assurances that the review process will result in any transaction(s) being announced or completed, we remain committed to providing liquidity to our limited partners at the time and in the manner that will maximize the limited partners’ value.

In summary, we believe that you should view CMG as an opportunistic purchaser that is attempting to acquire your Units in order to make a profit and, as a result, deprive you of the potential long-term value of your Units. Please be aware that you are not required to tender your Units to CMG and that we again urge you not to tender your Units. CMG’s offer permits you to withdraw and rescind any acceptance of the offer within 10 days; however, we understand that thereafter your tender will be irrevocable and you would not be able to cancel your tender for any reason. Therefore, if you have accepted CMG’s offer, the Fund recommends that you immediately contact CMG to withdraw and rescind this acceptance in writing.

We appreciate your trust in the Fund, and we encourage you to follow the general partner’s recommendation and not tender your Units to CMG.

Sincerely,

UMTH Land Development, L.P.

General Partner of United Development Funding III, L.P.

Hollis M. Greenlaw

President and Chief Executive Officer

Disclosures

This correspondence contains forward-looking statements relating to the business and financial outlook of the Fund that are based on our current expectations and estimates, and are not guarantees of future performance. Such forward-looking statements generally can be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” or other similar words. Readers of this correspondence should be aware that there are various factors, many of which are beyond the Fund’s control, that could cause actual results to differ materially from any forward-looking statements made in this correspondence, which include changes in general economic conditions, changes in real estate conditions and lack of availability of financing or capital proceeds. Such factors include those described in the “Risk Factors” sections of the latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q of United Development Funding III, L.P., as filed with the SEC. Accordingly, readers are cautioned not to place undue reliance on the forward-looking statements in this document, which speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.